Filed pursuant to Rule 424(b)(3)
File No. 333-264475

KKR REAL ESTATE SELECT TRUST INC.
SUPPLEMENT NO. 2 DATED AUGUST 7, 2024
TO THE PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION
EACH DATED APRIL 25, 2024

This supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus (“Prospectus”) and Statement of Additional Information (“SAI”) of KKR Real Estate Select Trust Inc. dated April 25, 2024. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Fund,” “KREST,” “we,” “us,” or “our” refer to KKR Real Estate Select Trust Inc. and its subsidiaries unless the context specifically requires otherwise.

The purpose of this Supplement is to update the Prospectus and SAI to reflect updates to the KREST leadership team as the result of promotions within Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and our commitment of senior KKR Real Estate leadership resources to support the Fund’s objectives. Our Board of Directors has appointed Julia Butler as our Chief Executive Officer and to serve as President and a member of our board of directors. Ms. Butler had previously served as Chief Investment Officer of the Fund. Matt Salem, Partner and Head of KKR Real Estate Credit, has joined our board of directors as Vice Chairman of the Board of Directors.

Updates to the Prospectus

MANAGEMENT OF THE FUND

The fourth paragraph of the section of the Prospectus titled “Management of the Fund – Investment Management Team” is hereby deleted in its entirety.

The second to last paragraph of the section of the Prospectus titled “Management of the Fund – Investment Management Team” is hereby deleted and replaced with the following:

Julia Butler – Chief Executive Officer. Ms. Butler joined KKR in 2017 and is the Chief Executive Officer and President of the Fund. Ms. Butler has more than two decades of real estate investing experience across both real estate equity and credit. Prior to joining the KREST senior leadership team as Chief Investment Officer, Ms. Butler had been actively involved in the growth of KKR’s Real Estate Credit business, including sourcing, underwriting, and structuring real estate credit investment opportunities as well as capital formation. Prior to joining KKR, Ms. Butler spent thirteen years at iStar where she was an executive vice president, responsible for sourcing, negotiating and managing debt and equity investments in the U.S. and Europe. Prior to iStar, Ms. Butler worked in the treasury department of The Walt Disney Company in Los Angeles, CA. She leads the Women’s Network at KKR and is actively involved with several non-profits and currently serves on the Board of Directors for WIN (Women in Need), NYC’s largest homeless organization for women and children. Ms. Butler is also a member of several real estate organizations, including the Urban Land Institute where she serves as a national multifamily council leader, the Commercial Real Estate Finance Council, and WX. Ms. Butler graduated cum laude from Harvard College with a B.A. in Government.

Updates to the Statement of Additional Information (“SAI”)

MANAGEMENT OF THE FUND

The following table supersedes and replaces the table in the section of the SAI titled “Management of the Fund — Directors of the Fund – Interested Directors”:

Name, Age and Address(1)	Position(s) with the Fund	Term of Office and Length of Time Served	Principal Occupation(s) During the Past Five Years	Number of Registered Investment Companies in Fund Complex Overseen by Director(2)	Other Directorships Held by Director
Interested Directors
Ralph Rosenberg (59)	Chairman and Director	Since July 2020	Global Head of KKR Real Estate (since 2011)	1	KKR Real Estate Finance Trust Inc. (since October 2014)

Julia Butler (45)	Director, Chief Executive Officer and President	Since August 2024	Chief Investment Officer of the Fund (May 2023-August 2024), Managing Director, KKR Real Estate (since 2017)	1	None

Matt Salem (50)	Director, Vice Chairman	Since August 2024	Partner, Head of Real Estate Credit (since 2015)	1	KKR Real Estate Finance Trust Inc. (since February 2022)

The last paragraph of the section of the SAI titled “Management of the Fund — Experience of Directors” is hereby deleted and replaced with the following:

Julia Butler, an Interested Director, joined KKR in 2017 and is the Chief Executive Officer and President of the Fund. Ms. Butler has more than two decades of real estate investing experience across both real estate equity and credit. Prior to joining the KREST senior leadership team as Chief Investment Officer, Ms. Butler had been actively involved in the growth of KKR’s Real Estate Credit business, including sourcing, underwriting, and structuring real estate credit investment opportunities as well as capital formation. Prior to joining KKR, Ms. Butler spent thirteen years at iStar where she was an executive vice president, responsible for sourcing, negotiating and managing debt and equity investments in the U.S. and Europe. Prior to iStar, Ms. Butler worked in the treasury department of The Walt Disney Company in Los Angeles, CA. She leads the Women’s Network at KKR and is actively involved with several non-profits and currently serves on the Board of Directors for WIN (Women in Need), NYC’s largest homeless organization for women and children. Ms. Butler is also a member of several real estate organizations, including the Urban Land Institute where she serves as a national multifamily council leader, the Commercial Real Estate Finance Council, and WX. Ms. Butler graduated cum laude from Harvard College with a B.A. in Government.

Matt Salem, an Interested Director, joined KKR in 2015 and is a Partner and Head of Real Estate Credit. He has served as a director since February 2022 and as Chief Executive Officer of KKR Real Estate Finance Trust Inc. (KREF) since March 2020. Mr. Salem has also served as the Chief Executive Officer of KREF’s manager since January 2021 and is a member of its investment committee. Mr. Salem previously served as Co-Chief Executive Officer and Co-President of KREF from October 2015 through March 2020, and of KREF’s manager from March 2016 through January 2021. Mr. Salem sits on KKR’s Real Estate Investment Committees. Prior to joining KKR, Mr. Salem was a managing director at Rialto Capital Management. Before joining Rialto in 2012, he was a managing director and head of CMBS trading at Goldman Sachs. Before joining Goldman Sachs in 2006, Mr. Salem held positions at Morgan Stanley and Citigroup Alternative Investments where he invested in mezzanine debt and other high yield CRE credit on behalf of the Travelers Insurance Companies. He began his career in 1996 at Midland Loan Services in Kansas City. Mr. Salem has a B.A. in Economics from Bates College. He has served on the Board of Governors of the Commercial Real Estate Finance Council and as Chair of the B-Piece Buyer Forum.

The following table supersedes and replaces the table in the section of the SAI titled “Management of the Fund — Director Beneficial Ownership of Fund Shares and Interests in Affiliates – Interested Directors”:

Name of Director	Dollar Range of Equity Securities in the Fund**(1)	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by the Director in the Family of Registered Investment Companies(2)
Interested Directors
Ralph Rosenberg	Over $100,000	Over $100,000
Julia Butler	None	None
Matt Salem	None	None

The following table supersedes and replaces the table in the section of the SAI titled “Management of the Fund — Director and Officer Compensation – Interested Directors”:

Name of Person, Position	Aggregate Compensation from the Fund	Pension or Retirement Benefits Accrued As Part of Fund Expenses	Estimated Annual Benefits Upon Retirement	Total Compensation from Fund Complex
Interested Directors
Ralph Rosenberg	$0	$0	$0	$0
Julia Butler	$0	$0	$0	$0
Matt Salem	$0	$0	$0	$0

The section of the SAI titled “Management of the Fund — Officers of the Fund” is hereby deleted in its entirety and replaced with the following:

Officers of the Fund

The Fund’s executive officers are elected each year at a regular meeting of the Board to hold office until their respective successors are duly elected and qualify. In addition to Julia Butler, the executive officers of the Fund currently are:

Name, Age and Address(1)	Position(s) with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years
Michael Whyte (38)	Chief Operating Officer	Since July 2020	Managing Director, KKR Real Estate (since 2010)
Megan Gaul (48)	Treasurer, Chief Financial Officer and Chief Accounting Officer	Since July 2020	Managing Director, KKR Finance group (since January 2020); Chief Financial Officer, Chief Operating Officer and Chief Compliance Officer of Willow Tree Credit Partners (November 2017-January 2020);
Lew Breckenridge (44)(2)	Chief Compliance Officer	Since July 2020	Managing Director and Chief Compliance Officer of KKR Private Markets (since 2010)
Lori Hoffman (35)	Chief Legal Officer and Secretary	Since July 2020	Director, KKR Legal (since July 2020); Associate, Dechert LLP (2013-2020)
Doug Krupa (45)	Vice President and Head of Investor Relations	Since July 2020	Head of Americas Global Wealth Solutions (since 2024); Managing Director, Client and Partner Group (since 2019); Global Head of Product Strategy, Blackstone Inc. (2011 – 2019)

The second table in the section of the SAI titled “Management of the Fund — Portfolio Managers” is hereby deleted in its entirety.

The second row of the table in the section of the SAI titled “Management of the Fund — Securities Ownership of Portfolio Managers” is hereby deleted in its entirety.